S.E. Asia Trading Company, Inc.

1545 E. Interstate 30

Rockwall, Texas 75087

(972) 722-3300

December 22, 2004

Mr. Pradip Bhaumik

U.S. Securities & Exchange Commission

450 Fifth Street NW

Washington, DC 20549

RE:

S.E. Asia Trading Company, Inc.

Form SB-1

File No. 333-118898

Dear Mr. Bhaumik:

Out letter dated December17, 2004, requesting acceleration of the effectiveness of our registration statement to December 24, 2004, is hereby requested to be withdrawn.

Sincerely,

/s/  Thomas G. Miller

Thomas G. Miller

President